Exhibit 10.1

CONSULTANT SERVICES AGREEMENT

This Agreement is made as of April/20/2016 by and between:

Farglory Life Insurance Co., Ltd., a corporation duly organized and existing under the laws of Taiwan, having its principal office at 28f,No.1. Songgao Rd., Xinyi Dist., Taipei ,Taiwan, R.O.C. (hereinafter referred to as “Company”); and

Action Holdings Financial Limited, a corporation duly organized and existing under the laws of British Virgin Islands, having its principal office at TrustNet Chamber, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “Supplier”).

Whereas, Company intends to obtain from Supplier and Supplier agrees to provide Company services as described below during the term of this Agreement. The parties hereby agree the terms and conditions of this Agreement as follows:

1.	Term

The term of this Agreement shall commence on May 1st, 2016 and shall thereafter continue in full force and effect for a period of 5 years.

2.	Payment
2.1	The service fee of Supplier to be paid by Company is NT$4,000,000 per year, total NT$20,000,000 for this Agreement. The payment shall be made by Company within 10 working days to the bank account designated by Supplier after this Agreement is executed by both parties.
2.2	In the event the expiration or termination of this Agreement, the Supplier shall return the amount paid by the Company according to Section 2.1 deduct the fees or expense performed pursuant to Section 3 herein (such fees or expense shall be with the Company’s written consent) to the Company within 10 working days after the confirmation of the parties.

3.	Services
3.1	Supplier agrees to provide Company the Services described hereinafter, including but not limited to:
(1)	Assessment and advice on suitability of cooperative partners.
(2)	Advice on product strategies suitable for promotion channel development.
(3)	Advice on promotion/sales channel improvement.
(4)	Advice on promotion channel marketing and strategic planning.
3.2	To the extent permitted by applicable laws and regulations, Action shall assist and encourage any insurance agency company or insurance brokerage company duly approved by the competent government authorities of Taiwan to cooperate with AIATW for the promotion of life insurance products of AIATW.

4.	Confidentiality

The Receiving Party shall neither disclose to any third party any Confidential Information of the Disclosing Party. The Receiving Party shall limit dissemination of the Confidential Information only to its employees, consultants, directors and/or officers who need to know such Confidential Information provided that they are bound by a confidentiality agreement with the Receiving Party no less restrictive than this Agreement. Either party may disclose the project name and the result of this Agreement without disclosing any Confidential Information of the Disclosing Party.

5.	Definition

“Disclosing Party” means a party that discloses Confidential Information under this Agreement.

“Receiving Party” means a party that receives Confidential Information under this Agreement.

“Company” or “Supplier” shall mean itself, its affiliate, subsidiary, branch office, partnership, and other employees to further the Agreement.

“Confidential Information” herein shall mean any and all confidential technical and non-technical information which has been adopted the degree of care generally used by others in the industry to protect their own proprietary information.

6.	Exceptions to Confidentiality

Notwithstanding any other provisions of this Agreement, this Agreement imposes no obligation and restrictions upon the Receiving Party with respect to Confidential Information received hereunder which: (a) at the time of receipt, was otherwise known to the Receiving Party; (b) becomes known or available to the Receiving Party from a source other than the Disclosing Party and without breach of this Agreement by the Receiving Party or independently developing or acquiring by the Receiving Party; (c) is required to be disclosed by the Receiving Party by applicable law or court orders; or (d) is disclosed by the Receiving Party with prior written approval of the Disclosing Party.

7.	Termination

Either party may terminate this Agreement without cause by giving written notice to the other party.

8.	Independent Contractor
8.1	The parties agree that Company and Supplier are independent contractors.
8.2	In no event shall either party act as the other party’s agent, representative, employee, partner, or distributor, nor shall either party have any authority, express or implied, to create any obligation or responsibility on behalf of the other party.
8.3	Neither party may assign this Agreement or any part thereof without the prior written consent of the other party.

9.	Organization Change

Supplier makes any assignment for the benefit of creditors, or files any petition for dissolution or insolvent, or if any receiver is appointed for its business or property. This Agreement shall benefit and bind successors and assigns of you and of the Company.

10.	Amendment

This Agreement can be amended only by written instrument signed by duly authorized representatives of both parties.

11.	Indemnification

Either party hereby agrees to indemnify and hold harmless the other party or any third party from and against all losses arising out of or in connection with any breach of this Agreement.

12.	The expiration or termination of this Agreement shall not prejudice any rights and obligations incurred under this Agreement prior to the expiration or termination. The provisions of Articles 4, 6, 9, and 11 shall survive the expiration or termination of this Agreement.

13.	If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

14.	The validity, performance and construction of this Agreement shall be governed by the laws of Republic of China. All disputes that may arise under or in relation to this Agreement shall be submitted to the court in Taipei, Taiwan.

15.	This Agreement, including all appendices hereto, constitutes the complete and exclusive understanding and agreement between the parties regarding its subject matter and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, relating to its subject matter.

16.	This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers and effective as of the date first written above.

Farglory Life Insurance Co., Ltd.	Action Holdings Financial Limited

By:	By:
Name:	Name:
Title:	Title: